UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2009

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of principal executive offices) (Zip Code)

(614) 757-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 14, 2009, CareFusion Corporation (“CareFusion”), a wholly owned subsidiary of Cardinal Health, Inc. (“Cardinal Health”), entered into a Purchase Agreement, dated July 14, 2009 (the “Purchase Agreement”), pursuant to which it agreed to sell $250 million aggregate principal amount of 4.125% senior notes due 2012 (the “2012 Notes”), $450 million aggregate principal amount of 5.125% senior notes due 2014 (the “2014 Notes”) and $700 million aggregate principal amount of its 6.375% senior notes due 2019 (the “2019 Notes”, and together with the 2012 Notes and the 2014 Notes, the “Notes”) to the initial purchasers named in the Purchase Agreement (the “Initial Purchasers”).

The closing of the sale of the Notes is expected to occur on July 21, 2009. The proceeds from the offering after deducting the Initial Purchasers’ discount but before other offering expenses are estimated to be approximately $1.374 billion. The offer and sale of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. CareFusion offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers will sell the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act. CareFusion relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The 2012 Notes will mature on August 1, 2012, the 2014 Notes will mature on August 1, 2014 and the 2019 Notes will mature on August 1, 2019. In each case, interest will be paid semi-annually on each February 1 and August 1, commencing February 1, 2010.

CareFusion may redeem the Notes prior to maturity, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed or the sum of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to its present value, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at an adjusted treasury rate plus 45 basis points in the case of the 2012 Notes, 45 basis points in the case of the 2014 Notes and 50 basis points in the case of the 2019 Notes, plus in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption. In addition, if CareFusion undergoes a change of control and experiences a below investment grade rating event, each as defined in the Notes, CareFusion may be required to repurchase all of the Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase.

CareFusion will also enter into a registration rights agreement pursuant to which it will agree to file a registration statement with the Securities and Exchange Commission (the “SEC”) no later than the 366th day after the issue date of the Notes in order to cause the Notes to be registered under the Securities Act.

CareFusion expects to use the net proceeds from the sale of the Notes to pay a special dividend to Cardinal Health in connection with Cardinal Health’s planned spin-off of CareFusion through the distribution of at least 80.1% of CareFusion’s outstanding common stock to Cardinal Health’s shareholders (the “Spin-Off”). Proceeds from the sale of the Notes will be deposited in an escrow account to be released in connection with the Spin-Off. If the Spin-Off is not consummated prior to 2:00 p.m. (New York City time) on November 1, 2009, or if Cardinal Health publicly announces that it has determined to abandon the Spin-Off prior to November 1, 2009, CareFusion will be required to redeem the Notes for a mandatory redemption price of 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest.

The foregoing is only a summary of certain provisions of the Notes and is qualified in its entirety by the terms of the Notes, copies of which will be filed with the SEC following the closing.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On July 10, 2009, the Board of Directors of Cardinal Health approved the Spin-Off, pursuant to which Cardinal Health has incurred and will continue to incur certain costs associated with exit or disposal activities in connection with the Spin-Off. The distribution of shares of CareFusion common stock pursuant to the Spin-Off is expected to occur after the close of trading on August 31, 2009 to Cardinal Health’s shareholders of record as of 5:00 p.m., EDT on August 25, 2009, the record date for the Spin-Off. At this time, Cardinal Health estimates the total costs associated with the Spin-Off to be approximately $261 million on a pre-tax basis, of which approximately $113 million of these costs were incurred in fiscal 2009, with the remainder expected to be incurred in fiscal 2010 and beyond. Cardinal Health’s current estimate of the total costs on a pre-tax basis for each major type of cost to be incurred in connection with the Spin-Off is as follows:

Transaction costs	$44 million
Employee-related costs	$83 million
Functional area separation and stand-up costs	$87 million
Other costs (including financing costs and accelerated depreciation)	$47 million

Approximately $222 million of these costs are expected to result in cash expenditures, of which approximately $96 million were incurred during fiscal 2009. Cardinal Health expects the activities in connection with the Spin-Off to be completed by fiscal 2011.

The estimated costs described above do not include costs expected to be incurred by CareFusion following the Spin-Off, which are currently estimated to be approximately $45 million.

Cardinal Health also expects a tax charge of approximately $150 million related to the anticipated repatriation of a portion of cash held overseas.

All of the estimates described in this Item 2.05 may change in the future.

Item 8.01.	Other Events.

On July 14, 2009 CareFusion announced the pricing of its offering of $1.4 billion aggregate principal amount of senior unsecured notes. Attached hereto as Exhibit 99.1 is the press release containing such announcement. For further information, reference is made to Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated July 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: July 16, 2009	By:	/s/ Stuart G. Laws
	Name:	Stuart G. Laws
	Title:	Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

99.1	Press Release, dated July 14, 2009